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                     SECURITIES  AND  EXCHANGE  COMMISSION
                           WASHINGTON, D.C. 20549

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                                  FORM  8-K
                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                        SECURITIES EXCHANGE ACT OF 1934

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              DATE OF EARLIEST EVENT REPORTED: SEPTEMBER 17, 1996


                        SANTA FE ENERGY RESOURCES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



           DELAWARE                                 1-7667                                     36-2722169
 (STATE OR OTHER JURISDICTION                (COMMISSION FILE NO.)                          (I.R.S. EMPLOYER
      OF INCORPORATION)                                                                   IDENTIFICATION NO.)



             1616 SOUTH VOSS ROAD, SUITE 1000, HOUSTON, TEXAS 77057
              (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)  (ZIP CODE)


      REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (713) 507-5000





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ITEM 5.  OTHER EVENTS

Santa Fe Energy Resources, Inc. (NYSE:SFR) today announced that its wholly owned subsidiary, Monterey Resources, Inc., has filed a Registration Statement with the Securities and Exchange Commission on Form S-1 regarding the sale by Monterey Resources of up to 17 percent of its common stock in an initial public offering (IPO).

Approximately 7.9 million shares of Monterey Resources will be included in the offering (excluding approximately 1.2 million shares subject to the Underwriters' over-allotment options). Net proceeds from the offering will be used to reduce corporate indebtedness. Upon consummation of the offering, SFR will continue to own approximately 85 percent of Monterey Resources but intends to distribute those shares to holders of SFR common stock in a tax free spin off pending satisfaction of certain conditions, including the receipt by SFR of a ruling from the IRS that such a distribution would be tax free, the approval of the spin off by SFR stockholders, and the final declaration of the spin off by the SFR Board of Directors. SFR does not expect the spin off to occur until late in the second quarter of 1997.

Santa Fe Energy Resources has indicated it is taking these actions because the operations of the Company have developed into two distinctly separate businesses with diverging capital needs and risk profiles. These transactions are designed to allow each business to more efficiently develop its distinct resource base and pursue business opportunities and to provide improved access to capital markets

Monterey Resources, based in Bakersfield, California, will assume substantially all the assets and liabilities of the Western Division of SFR, which operates primarily in the San Joaquin Valley of California. The Western Division owns and operates properties in the Midway Sunset, Kern River and South Belridge fields, the three largest producing oil fields in the 48 contiguous states; and is the leading producer in Midway Sunset, the largest of the three fields. R. Graham Whaling, Senior Vice President and CFO of Santa Fe Energy Resources since early 1995, has been named Chairman and Chief Executive Officer of Monterey Resources and David B. Kilpatrick, Manager of SFR's Western Division since 1990, has been named to the post of President and Chief Operating Officer.

Following completion of the transactions, Santa Fe Energy Resources will maintain its headquarters in Houston, and continue operations in the Permian Basin of West Texas and New Mexico, the offshore Gulf of Mexico and its International core areas. James L. Payne will continue as Chairman and Chief Executive Officer of Santa Fe Energy Resources.

On a pro forma basis, the restructured SFR would have had year end 1995 proved reserves estimated at 118 million BOE, of which 67 percent was light oil and 33 percent was natural gas, with about 22 percent of its total reserves located outside the US. For the first six months of 1996, production from SFR's Permian Basin operations averaged about 15,500 barrels of oil and 45 million cubic feet of gas per day, while daily production from the Gulf Division averaged





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approximately 4,000 barrels of oil and 100 million cubic feet of gas, and daily production from the Company's operations in Argentina and Indonesia averaged about 8,000 barrels of oil and 18 million cubic feet of gas.

SFR has also announced its intention to commence at a later date, an offer to purchase shares of its Convertible Preferred Stock, 7% Series, (NYSE:SFRpr). The commencement date, cash purchase price and other terms and conditions of such an offer will be determined in the near future by the SFR Board of Directors. In connection with such offer and the Monterey Resources IPO, SFR has announced its intention to solicit consents to certain amendments to its 11% Senior Subordinated Debentures due 2004 to permit the transactions described above, and to effect an exchange of SFR's $175 million of outstanding Series G Senior Notes for new notes of Monterey Resources.

Of the 7.9 million shares of common stock to be offered by Monterey Resources,
6.3 million will be offered initially in the United States and 1.6 million will be offered initially outside the United States. Goldman, Sachs & Co. is the lead managing underwriter and Morgan Stanley & Co. Incorporated and Petrie Parkman & Co. are the co-managing underwriters in the United States, and Goldman Sachs International is the lead managing underwriter and Morgan Stanley & Co. International and Petrie Parkman & Co. are the co-managing underwriters outside of the United States. Financial advisors in the transactions include Petrie Parkman & Co., Chase Securities Inc. and Lehman Brothers.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

Persons wishing to obtain a copy of the prospectus relating to this offering should contact: Goldman, Sachs & Co., One New York Plaza, New York, New York 10004, (212) 902-1000.





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                                   SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                        SANTA FE ENERGY RESOURCES, INC.




                                        By: /s/ DAVID L. HICKS
                                           ---------------------------------
                                                David L. Hicks
                                             Vice President - Law
                                              and General Counsel


Date:  September 18, 1996





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